SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by

Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

(Name of Registrant as Specified In Its Charter)

Station Casinos, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the

Registrant)

UNITE HERE

Payment of Filing Fee (Check the appropriate box):

[x ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)

and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by

Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule

and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

Schedule 14A

3) Filing Party:

UNITE HERE

4) Date Filed: May 23, 2005

UNITE HERE Demands Independent Outside Investigation of Station Casinos' Conduct at Annual Meeting; Company Throws Out 16 Million Shareholder Votes

Las Vegas, May 20 -- UNITE HERE is demanding full disclosure and an independent outside legal review of the final vote count for the May 18 annual meeting of Station Casinos, Inc. (NYSE: STN). Station Casinos revealed today it chose not to count shareholder votes cast on the opposition proxy card, which amounted to over 16 million shares, or nearly a quarter of all shares outstanding. Not counting these votes, the company claimed victory on three non-binding shareholder proposals by UNITE HERE.

"We are outraged by Station Casinos' disregard of shareholder rights and violation of the basic tenets of shareholder democracy," said Chris Bohner, a UNITE HERE spokesperson.

Preliminary results provided by Automatic Data Processing (ADP), an independent proxy processing firm, had shown that UNITE HERE's shareholder proposals enjoyed substantial shareholder support immediately prior to Station's annual meeting.

According to data provided by ADP to both Station Casinos and UNITE HERE, the proposal to eliminate the supermajority requirement to amend the bylaws received the support of 67.3% of votes cast; the proposal to require annual election of directors won 65.8% of votes cast; and the proposal to allow shareholders to vote on the "poison pill" won 74.2% of votes cast. (These percentages only reflect the stock held and voted through ADP. There are also stock held in other record names outside ADP. Station Casinos has provided no information on how these other stockholders voted.)

"With the tremendous level of support we were getting, we are not surprised Station chose not to count all the votes," said Bohner. "What is somewhat surprising is that the company did not even provide any figures to support their own claim that they won, " added Bohner.

Given the circumstances, UNITE HERE is calling on the company to immediately disclose the final vote tally and demanding an independent outside legal review of the vote counting process. UNITE HERE is also exploring all legal avenues to ensure shareholder rights are protected and all votes are counted at Station Casinos.

"We feel Station's behavior here is inconsistent with the kind of excellent corporate governance investors have come to expect from a Nevada gaming company," added Bohner. "Transparency and openness are paramount values for Nevada's gaming industry. Unfortunately, in our view, Station's conduct in this case has not reflected these values."

UNITE HERE, the textile, laundry and hotel industry union, represents approximately 440,000 active members and more than 400,000 retirees throughout North America. UNITE HERE is a member of the Council of Institutional Investors, a corporate governance organization with over 140 pension fund members whose assets exceed $3 trillion.

Contact:

UNITE HERE

Ken Liu, 702-386-5231